Hamilton Bancorp, Inc. Reports Results for the First Fiscal Quarter Ended June 30, 2014

TOWSON, MD, August 1, 2014 – Hamilton Bancorp, Inc. (the “Company”) (Nasdaq: HBK), today reported a net loss of $192,000, or $(0.06) per share (basic and diluted), for the quarter ended June 30, 2014, compared to net income of $18,000, or $0.01 per share (basic and diluted) for the quarter ended June 30, 2013. A large portion of the loss for the first quarter of fiscal 2015 compared to the same quarter last year is attributable to the decrease in interest revenue due to a reduction in the average balance of net loans, as well as an increase in noninterest expenses resulting from the hiring of new personnel within the lending areas. The new staff enables the Bank to bring its commercial loan underwriting in-house versus using an outside third party and allows us to document and monitor our loans more closely. Management feels this has given us more oversight and control around the lending process.

Management continues to work through problem assets decreasing nonaccrual loans by $449,000, or 10.6% to $3.8 million at June 30, 2014 compared to $4.2 million at March 31, 2014. The decrease in nonaccrual loans includes $39,000 in net charge-offs and $281,000 as a result of loan payments, including a $186,000 loan pay-off from the Small Business Administration (SBA) for their loan guarantee on a commercial loan.

Balance Sheet Review

Total assets at June 30, 2014 decreased $2.0 million, or 0.7%, to $300.8 million from $302.8 million at March 31, 2014.  The decrease in assets is primarily attributable to an $8.0 million decrease in cash and cash equivalents, partially offset by increases of $4.4 million and $2.0 million within the investment and loan portfolios, respectively.

Net loans increased $2.0 million to $144.9 million at June 30, 2014 from $142.9 million at March 31, 2014. The Bank had several large commercial loan relationships totaling nearly $5.4 million that paid off during the current quarter and refinanced with other financial institutions. The Bank was able to replace those commercial loans with nearly $9.7 million in new commercial loan originations, increasing net commercial loans by $3.7 million in the first quarter of fiscal 2015 to $63.6 million or 43.3% of gross loans compared to $59.9 million or 41.4% of gross loans at March 31, 2014. Residential one- to four-family loans decreased $1.3 million as these loans paid down, repaid or refinanced and newly originated residential loans were sold in the secondary market at a premium to reduce interest rate risk. The Bank continues to focus on transforming the composition of its loan portfolio by emphasizing more commercial and commercial real estate lending versus one- to four-family residential mortgages.

Total deposits were unchanged at $238.8 million at June 30, 2014, compared to March 31, 2014. The Company continues to focus on changing its deposit mix to rely less on certificates of deposit as a primary funding source and attract lower costing core deposits. As a result, core deposits increased $2.4 million, or 3.5%, to $71.2 million in the first quarter of fiscal 2015 compared to $68.7 million at March 31, 2014. The increase in core deposits consisted of a $3.4 million increase in checking accounts, partially offset by a $1.0 million decrease in savings and money market accounts.  Time deposits decreased $2.5 million from $170.1 million at March 31, 2014 to $167.6 million at June 30, 2014.

Total shareholders’ equity at June 30, 2014 decreased $2.0 million to $59.8 million, compared to total shareholders’ equity of $61.8 million at March 31, 2014.  The decrease in shareholders’ equity was attributable to the $192,000 net loss for the quarter ended June 30, 2014 and a 5.0% stock buyback program completed in May 2014 for $2.5 million that resulted in the repurchase of 179,755 common shares. The decrease in equity from the stock buyback was offset by a $586,000 increase in accumulated other comprehensive income resulting from the positive impact of lower interest rates over the current quarter on the market value of the investment portfolio.

As a result of the stock buyback program completed in May 2014, the Company’s book value per common share at June 30, 2014 increased from $17.18 at March 31, 2014 to $17.50 at June 30, 2014. At June 30, 2014, tangible book value per common share, which includes the $(0.83) per share effect of the Company’s $2.8 million of goodwill and other intangibles, equaled $16.67 per share compared to $16.39 at March 31, 2014.

Asset Quality Review

Nonperforming assets increased slightly to $5.8 million at June 30, 2014 from $5.7 million at March 31, 2014. Included in nonperforming assets are several loans totaling $1.3 million that are on accrual status and paying under the contractually agreed upon terms. However, such loans were 90 days past their contractual maturity date at June 30, 2014 and, therefore, are reported as nonperforming. At March 31, 2014, these loans represented $801,000 of the $5.7 million in nonperforming assets. Nonperforming assets at June 30, 2014 also included $664,000 of foreclosed real estate, unchanged from March 31, 2014.

Nonaccrual loans totaled $3.8 million at June 30, 2014 compared to $4.2 million at March 31, 2014. The $449,000 or 10.6% decrease in nonaccrual loans is the result of an $186,000 loan pay-off from the Small Business Administration (SBA) for their loan guarantee on a commercial loan and payment from a commercial borrower that converted their $95,000 loan to accrual status due to payment in accordance with the loan terms.

Nonaccrual loans include six commercial loans totaling $3.2 million, one of which is a troubled debt restructure (TDR) for $652,000 that is paying as agreed but has been placed on nonaccrual by management until the borrower can show sustained cash flow adequate to perform under the terms of the TDR agreement. A second nonaccrual loan is a commercial construction loan for $1.5 million that is also paying as agreed but has been placed on nonaccrual due to failure to complete the project and the lack of funding to do so.  The remaining balance of non-accrual loans is associated with one- to four-family residential mortgages.

The provision for loan losses totaled $300,000 for the quarter ended June 30, 2014 compared to a $304,000 provision for the quarter ended June 30, 2013. The provision for the first quarter of fiscal 2015 is attributable to new commercial loan originations, particularly commercial business lines of credit, and the required allowance for loan loss balance calculated in accordance with ASC 450.

The allowance for loan losses at June 30, 2014 totaled $2.0 million, or 1.39% of total loans, compared to $1.8 million or 1.23% of total loans at March 31, 2014. The $261,000 increase in the allowance for loan losses is the result of $300,000 in provision for loan losses, partially offset by $39,000 in net charge-offs for the first quarter of fiscal 2015.

Income Statement Review

Net interest income decreased $171,000 for the quarter ended June 30, 2014, to $1.9 million compared to $2.1 million for the same quarter ended June 30, 2013. The decrease for the three months ended June 30, 2014 is primarily attributable to the decline in the average balance of interest-earning assets. The average balance of interest earning assets decreased $29.8 million for the quarter ended June 30, 2014 compared to the same period in fiscal 2014, while the average yield only decreased 5 basis points from 3.49% at June 30, 2013 to 3.44% at June 30, 2014.  The decline in the average balance of interest-earning assets was partially offset by a $22.8 million decline in the average balance of interest-bearing deposits over the same period, as well as a 12 basis point decrease in the average yield of interest-bearing liabilities from 0.90% for the quarter ended June 30, 2013 to 0.78% for the quarter ended June 30, 2014. As a result, the net interest margin increased 5 basis point from 2.77% for the quarter ended June 30, 2013 to 2.82% for the quarter ended June 30, 2014.

Noninterest revenue in the first quarter of fiscal 2015 totaled $232,000, a decrease of $33,000, or 12.5%, compared to the first quarter of fiscal 2014.  A large portion of the decrease in noninterest revenue is attributable to a $73,000 decrease in gain on sale of investment securities for the quarter ended June 30, 2014 compared to the same period last year. The decline was partially offset by a $34,000 increase in service fees over that same period as the bank focused on increasing our core deposits, particularly checking accounts, and increased our fee structure to be more aligned with our market.

Noninterest expenses increased $119,000 to $2.3 million for the three months ended June 30, 2014, compared to $2.1 million for the three months ended June 30, 2013. The increase in noninterest expense for the three months ended June 30, 2014 includes a $202,000 increase in salaries and benefits associated with new hires within the commercial lending area. The increase in salaries and benefits was partially offset by a $33,000 decrease in legal expenses, a $40,000 decrease in advertising, and a $28,000 decrease in other professional services. With the addition of new staff to assist in documenting, administering and monitoring our loan portfolio, management has been focused on being more efficient and reducing other noninterest expenses.

Use of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Tangible book value is a non-GAAP financial measure.  The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company's core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

About Hamilton Bank

Hamilton Bank is a federally-chartered savings bank that has served the banking needs of its customers since 1915. Hamilton Bank conducts business primarily from its four full service banking offices located in Baltimore City, Maryland and the Maryland counties of Baltimore and Anne Arundel.

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CONTACT:  Hamilton Bancorp, Inc.

          Bob DeAlmeida, President and Chief Executive Officer:  (410) 823-4510

Hamilton Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition
(dollars in thousands)

	June 30,	March 31,
	2014	2014
	(unaudited)	(audited)
ASSETS
Cash equivalents and time deposits	$25,047	$33,073
Investment securities, available for sale	107,960	103,553
Loans receivable, net	144,872	142,914
Foreclosed real estate	664	664
Premises and equipment, net	2,086	2,102
Bank-owned life insurance	12,093	12,002
Goodwill and other intangible assets	2,827	2,836
Other assets	5,215	5,625
Total Assets	$300,764	$302,769

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	238,755	238,820
Other liabilities	2,241	2,179
Total Liabilities	240,996	240,999
Total Shareholders' Equity	59,768	61,770
Total Liabilities and Shareholders' Equity	$300,764	$302,769

Hamilton Bancorp, Inc. and Subsidiary
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,
	2014	2013
	(Dollars in thousands except per share data)
Interest Revenue	$2,387	$2,675
Interest Expense	431	548
Net Interest Income	1,956	2,127
Provision for Loan Losses	300	304
Net Interest Income After
Provision for Loan Losses	1,656	1,823
Total Noninterest Revenue	232	265
Total Noninterest Expenses	2,255	2,136
Loss Before Income Taxes	(367)	(48)
Income Tax Benefit	(175)	(66)
Net (loss) income available to
common shareholders	$(192)	$18

Basic Earnings Per Common Share	$(0.06)	$0.01
Diluted Earnings Per Common Share	$(0.06)	$0.01

Hamilton Bancorp, Inc. and Subsidiary
Tangible Book Value
(Unaudited)

	June 30,	March 31,
	2014	2014
	(dollars in thousands except per share data)

Tangible book value per common share:
Total shareholders' equity	$59,768	$61,770
Less: Goodwill and other intangible assets	(2,827)	(2,836)
Tangible common equity	$56,941	$58,934

Outstanding common shares	3,415,345	3,595,100

Book value per common share	$17.50	$17.18

Tangible book value per common share	$16.67	$16.39

Tangible common equity to tangible assets	19.11%	19.65%

Hamilton Bancorp, Inc. and Subsidiary
Allowance for Loan Losses
(Unaudited)

	For the
	Three Months Ended June 30,
	2014	2013
	(Dollars in thousands)

Balance, beginning	$1,786	$2,071
Provision charged to income	300	304
Charge-offs	(45)	(169)
Recoveries	6	24
Balance, ending	$2,047	$2,230

Allowance for Loan Losses as a
percentage of gross loans	1.39%	1.37%

Hamilton Bancorp, Inc. and Subsidiary
Non-Performing Assets
(Unaudited)

	As of and For the	As of and For the
	Three Months Ended	Fiscal Year Ended
	June 30, 2014	March 31, 2014
	(dollars in thousands)

Nonaccruing loans	$3,790	$4,239
Accruing loans delinquent more than 90 days	1,297	801
Foreclosed real estate	664	664
Total nonperforming assets	$5,751	$5,704

Allowance for loans losses	$2,047	$1,786

Ratio of nonperforming assets to total assets at end of period (1)	1.91%	1.88%
Ratio of nonperforming loans to total loans
at end of period (2)	3.46%	3.48%
Ratio of net charge offs to average loans for
the period ended (3)	0.11%	1.41%
Ratio of allowance for loan losses to total loans
at end of period	1.39%	1.23%
Ratio of allowance for loan losses to nonperforming
loans at end of period (2)	40.24%	35.44%

(1) Nonperforming assets include nonaccruing loans, accruing loans delinquent more than 90 days and foreclosed real estate.
(2) Nonperforming loans include both nonaccruing and accruing loans delinquent more than 90 days.
(3) Percentage for the three months ended June 30, 2014 has been annualized.